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                                                                    EXHIBIT 4.15

                               EXCHANGE AGREEMENT

      AGREEMENT (this "Agreement"), dated as of January 22, 2003, by and among Capella Education Company, a Minnesota corporation (the "Company"), Forstmann Little & Co. Equity Partnership - VII, L.P., a Delaware limited partnership ("Equity-VII"), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership ("MBO-VIII" and, together with Equity-VII, the "Forstmann Little Entities"), the certain funds and accounts managed by affiliates of Putnam Investments, LLC, a Delaware limited liability company, that are listed on Schedule 1.1 (collectively, "Putnam"), DRW Venture Partners LP ("Dain"), ThinkEquity Investment Partners LLC ("Think"), Joseph Gaylord ("Gaylord"), a resident of Minnesota, and the members of Capella's management or board of directors (or accounts under their direction or transferees of such persons) that are listed on Schedule 1.1 ("Management Investors" and, together with MBO-VIII , Equity-VII, Dain, Think and Putnam, the "Class F Investors").

                              W I T N E S S E T H:

      WHEREAS, the Class F Investors (other than the S. Joshua and Teresa D. Lewis Issue Trust) (the "Class F Purchasers") are parties with the Company to that certain Preferred Stock Purchase Agreement dated as of January 31, 2002 (the "Class F Agreement") pursuant to which the Class F Purchasers purchased an aggregate of 1,425,457 shares of Class F Convertible Preferred Stock of the Company (the "Class F Preferred Stock"); and

      WHEREAS, Maveron Equity Partners 2000, L.P., Maveron Equity Partners 2000-B LP and MEP 2000 Associates LLC (the "Maveron Entities") and David Smith (who, together with the Maveron Entities, is herein collectively referred to as the "Class G Investors") are parties to that certain Preferred Stock Purchase Agreement dated as of January 15, 2003 (the "Class G Agreement") pursuant to which the Class G Investors have agreed with the Company, subject to the terms and conditions thereof, to purchase, and the Company has agreed to sell, an aggregate of 683,452.20 shares of newly issued Class G Convertible Preferred Stock, par value $.01 per share, of the Company (the "Class G Preferred Stock"), which shares will be initially convertible into the equivalent number of shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock"), and with such other terms as are set forth in the Certificate of Designation for the Class G Preferred Stock in the form of Exhibit A hereto (the "Certificate of Designation"); and

      WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Company wishes to issue to the Class F Investors shares of newly issued Class G Preferred Stock and the Class F Investors wish to transfer all the outstanding shares of Class F Preferred Stock held thereby to the Company in exchange therefor; and

      WHEREAS, on or prior to Closing (as hereinafter defined), the parties hereto, the Class G Investors, SmartForce plc ("Smart Force"), NCS Pearson Inc., Cherry Tree Ventures IV and Forstmann Little & Co. Equity Partnership-VI, L.P. ("Equity-VI"), Judy Shank, Susan Shank and Mary Retzlaff intend to enter into a Third Amended and Restated Co-Sale and Board

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Representation Agreement (the "Board Representation Agreement") to become effective simultaneously with the Closing; and

      WHEREAS, on or prior to the Closing, the Class F Investors, SmartForce, Equity-VI and the Class G Investors intend to enter into a Second Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement") to become effective simultaneously with the Closing.

      WHEREAS, on or prior to the Closing, the Company will have amended the Certificate of Designation for the Company's outstanding shares of Class E Convertible Preferred Stock (the "Class E Preferred Stock"), in the form of Exhibit H (the "Amended and Restated Class E Certificate").

      NOW THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

      SECTION 1. EXCHANGE OF CLASS F PREFERRED STOCK

      1.1. The Exchange. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Class F Investors and the Company shall exchange each of the outstanding shares of Class F Preferred Stock held by such investor for shares of Class G Preferred Stock (the "Exchange") as set forth on
Schedule 1.1 hereto.

      1.2. The Closing. The closing of the transactions contemplated by the Exchange (the "Closing") shall take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, Minneapolis, Minnesota, at 10:00 a.m. on January 22, 2003 or, if later, the next business day following the satisfaction (or waiver) of all the conditions set forth in Sections 5 and 6, or at such other time or place or on such other date as the Company and the Class F Investors holding a majority of the Class F Preferred Stock, may mutually determine (such date, the "Closing Date").

      1.3. Deliveries at the Closing. At the Closing, the Company shall deliver to each Class F Investor or its custodial designee a certificate or certificates representing the shares of Class G Preferred Stock to be issued to such Class F Investor, registered in the name of such Class F Investor, its custodial designee or its nominee affiliate, against receipt at the Closing by the Company from such Class F Investor of a certificate or certificates for the shares of Class F Preferred Stock to be exchanged by such Class F Investor duly endorsed for delivery by such Class F Investor or accompanied by an assignment separate from the certificate in form satisfactory to the Company and duly executed by such Class F Investor.

      1.4. Individual Retirement Accounts. (a) Gaylord agrees, and agrees to cause USB Piper Jaffray as Custodian FBO Joseph Gaylord IRA Account #36086299 (the "Gaylord IRA") and any other party necessary, to perform all of the obligations of Gaylord IRA under this Agreement. Any notice given to the Gaylord IRA under this Agreement shall also be given to: Joseph Gaylord, c/o Capella Education Company 222 South Ninth Street, 20th Floor, Minneapolis, MN 55402, telecopy: (612) 339-8022. For purposes of Section 4 of this Agreement, the term "Class F Investor" shall include Gaylord and Gaylord hereby represents and warrants to the Company on behalf of himself and Gaylord IRA the representations and warranties set forth in Section 4. Notwithstanding anything else in Section 4 to the contrary, the

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representations and warranties of Gaylord IRA in Sections 4.2 through 4.5, 4.7 and 4.8 are not made by Gaylord IRA, but are made by Gaylord on behalf of Gaylord IRA.

      (b) Stephen Weiss ("Weiss") agrees, and agrees to cause USB Piper Jaffray as Custodian FBO Stephen J. Weiss IRA Account #82694368 ("Weiss IRA") and any other party necessary, to perform all of the obligations of Weiss IRA under this Agreement. Any notice given to the Weiss IRA under this Agreement shall also be given to: Stephen Weiss, c/o Capella Education Company 222 South Ninth Street, 20th Floor, Minneapolis, MN 55402, telecopy: (612) 339-8022. Weiss hereby represents and warrants to the Company on behalf of himself and Weiss IRA the representations and warranties set forth in Section 4. Notwithstanding anything else in Section 4 to the contrary, the representations and warranties of Weiss IRA in Sections 4.2 through 4.5, 4.7 and 4.8 are not made by Weiss IRA, but are made by Weiss on behalf of Weiss IRA.

      1.5. Additional Issuances; Adjustment. (a) In lieu of a claim for indemnification under Section 8.2 of this Agreement arising out of the inaccuracy in the representation and warranty set forth in the last sentence of
Section 3.2, in the event that at any time after the Closing the representation and warranty set forth in the last sentence of Section 3.2 is determined not to have been true as of the Closing, the Company shall issue to the Class F Investors (on a pro rata basis), at no cost to the Class F Investors, and as an adjustment to the purchase price paid by the Class F Investors per share of Class G Preferred Stock, an additional amount of Class G Preferred Stock such that, if such issuance of additional Class G Preferred Stock had been made at the Closing, such representation and warranty would have been true and accurate in all respects at the Closing.

      (b) If at the time of any required adjustment pursuant to Section 1.5(a) all shares of Class G Preferred Stock have been converted into shares of Common Stock, the Company shall, to the extent of authorized capital available therefor, promptly issue to the Class F Investors (on a pro rata basis), at no cost to the Class F Investors and as an adjustment to the purchase price paid by the Class F Investors per share of Class G Preferred Stock, an additional amount and kind of Common Stock equal to the amount and kind of Common Stock issuable upon the conversion (based on the conversion ratio in effect at the time the last shares of Class G Preferred Stock were converted into shares of Common Stock) of the amount of Class G Preferred Stock which would have been issued with respect to such adjustment pursuant to Section 1.5(a) if such adjustment had been made immediately prior to the time the last shares of Class G Preferred Stock were converted into shares of Common Stock.

      (c) Any additional shares of Class G Preferred Stock and Common Stock issued to the Class F Investors pursuant to this Section 1.5 shall be treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Articles of Incorporation of the Company (the "Articles of Incorporation"), the Certificate of Designation, applicable Law (as hereinafter defined) or otherwise) which would have been applicable to, such shares of Class G Preferred Stock and Common Stock had they been issued at the Closing.

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      (d) In connection with any issuances of stock determined to be required pursuant to this Section 1.5, the Company (i) shall take all action within its control necessary to cause its Articles of Incorporation to be amended to increase the authorized capital of the Company to permit such issuances and (ii) shall reserve a sufficient number of shares of Common Stock for issuance to the Class F Investors upon the conversion of any shares of Class G Preferred Stock so issued. Any shares of Class G Preferred Stock or Common Stock issued to the Class F Investors pursuant to this Section 1.5 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof and free and clear of all Encumbrances (as defined in the Class G Agreement).

      (e) Notwithstanding anything contained in this Section 1.5, the Company shall not be required to issue any shares of Class G Preferred Stock or Common Stock, as applicable, for any inaccuracy in the representation and warranty set forth in the last sentence of Section 3.2 if (i) the underlying facts or events that caused the inaccuracy also caused an inaccuracy in the representation and warranty set forth in the last sentence of Section 2.4 of the Class F Agreement and (ii) as a result of such inaccuracy the Company is issuing shares of Class G Preferred Stock or Common Stock, as applicable, to the Class F Investors pursuant to Section 1.4 of the Class F Agreement, as such section is amended herein.

      SECTION 2. AMENDMENT OF CLASS F AGREEMENT

      2.1 Effect on Class F Agreement. Except as set forth in Section 2.2 hereof, the Class F Agreement shall remain in full force and effect without modification.

      2.2 Amendment of Class F Agreement. Effective upon Closing, the Class F Agreement shall be amended as follows:

      (a) Section 1.4 shall be amended in its entirety to read as follows:

            "1.4. Additional Issuances; Adjustments. (a) In lieu of a claim for indemnification under Section 9 of this Agreement arising out of the inaccuracy in the representation and warranty set forth in the last sentence of Section 2.4, in the event that at any time after the Closing the representation and warranty set forth in the last sentence of Section
      2.4 is determined not to have been true as of the Closing, the Company shall issue to the Investors (on a pro rata basis), at no cost to the Investors, and as an adjustment to the purchase price paid by the Investors per share of Class F Preferred Stock, an additional amount of Class G Convertible Preferred Stock of the Company (the "Class G Preferred Stock") such that, if an issuance of additional shares of Class F Preferred Stock had been made at the Closing for which such additional amount of Class G Preferred Stock would have been subsequently exchanged (the "Exchange") in accordance with the ratio of exchange reflected in
      Schedule 1.1 to that certain Exchange Agreement, dated as of January __, 2003, between the Investors and the Company (the "Exchange Agreement"), such representation and warranty would have been true and accurate in all respects at the Closing.

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

            (b) If at the time of any required adjustment pursuant to Section 1.4(a) all shares of Class G Preferred Stock have been converted into shares of Common Stock, the Company shall, to the extent of authorized capital available therefor, promptly issue to the Investors (on a pro rata basis), at no cost to the Investors and as an adjustment to the purchase price paid by the Investors per share of Class F Preferred Stock, an additional amount and kind of Common Stock equal to the amount and kind of Common Stock issuable upon the conversion (based on the conversion ratio in effect at the time the last shares of Class G Preferred Stock were converted into shares of Common Stock) of the amount of Class G Preferred Stock which would have been issued with respect to such adjustment pursuant to Section 1.4(a) if such adjustment had been made immediately prior to the time the last shares of Class G Preferred Stock were converted into shares of Common Stock.

            (c) Any additional shares of Class G Preferred Stock and Common Stock issued to the Investors pursuant to this Section 1.4 shall be treated as if they were issued in the Exchange for additional shares of Class F Preferred Stock issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Articles of Incorporation of the Company (the "Articles of Incorporation"), the Certificate of Designation (and following the Exchange, the Certificate of Designation relating to the Class G Preferred Stock), applicable Law (as hereinafter defined) or otherwise) which would have been applicable to, such shares of Class F Preferred Stock and Common Stock had they been issued at the Closing and the Class G Preferred Stock had it been issued in the Exchange for such shares of Class F Preferred Stock.

            (d) In connection with any issuances of stock determined to be required pursuant to this Section 1.4, the Company (i) shall take all action within its control necessary to cause its Articles of Incorporation to be amended to increase the authorized capital of the Company to permit such issuances and (ii) shall reserve a sufficient number of shares of Common Stock for issuance to the Investors upon the conversion of any shares of Class G Preferred Stock so issued. Any shares of Class G Preferred Stock or Common Stock issued to the Investors pursuant to this
      Section 1.4 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof and free and clear of all Encumbrances (as hereinafter defined)."

      (b) Section 7.1 shall be amended to insert "Class G" in lieu of each "Class F" and insert "shares of common stock issued upon conversion of the Class G Preferred Stock" in lieu of each "Conversion Stock".

      (c) Section 7.2 shall be amended to insert "Class G" in lieu of each "Class F" and insert "shares of common stock issued upon conversion of the Class G Preferred Stock" in lieu of each "Conversion Stock".

      (d) Section 7.4(a) shall be amended to insert "337,230" in lieu of "320,239" and to insert "Class G" in lieu of each "Class F".

      (e) Section 7.4(d) shall be amended to insert "Class G" in lieu of each "Class F".

      (f) Section 7.4(e) shall be amended to insert "Class G" in lieu of each "Class F".

      (g) Section 9.2(a) shall be amended to insert "Class G Preferred Stock" immediately after any references to "Class F Preferred Stock" and insert "shares of common stock issued upon conversion of the Class G Preferred Stock" in lieu of each "Conversion Stock".

      (h) Section 9.4 shall be amended to insert "Class G" in lieu of each "Class F" and insert "shares of common stock issued upon conversion of the Class G Preferred Stock" in lieu of each "Conversion Stock".

      SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Class F Investors as of the date hereof and as of the Closing as follows (with references to the Company in Sections 3.3(a) and 3.4 being deemed to include references to any subsidiary of the Company):

      3.1. Power. The Company has all requisite power and authority (i) to execute and deliver this Agreement, the Investor Rights Agreement, the Board Representation Agreement and all other certificates, instruments and other documents executed and delivered by the Company at the Closing pursuant to
Section 5 hereof (collectively, together with the Certificate of Designation and the Amended and Restated Class E Certificate, the "Transaction Documents") and
(ii) to carry out and perform its obligations hereunder and thereunder. Upon receipt of all requisite approval of the shareholders of the Company, the Company will have all requisite power and authority to execute and file with the Secretary of State of Minnesota the Certificate of Designation and the Amended and Restated Class E Certificate.

      3.2. Capitalization. The authorized and outstanding equity capitalization of the Company on the date hereof is as set forth on Schedule 3.2. As of the date hereof and immediately prior to the Closing (except for exercise or conversion of outstanding Stock Rights set forth on Schedule 3.2, assuming no valid exercise of dissenters' rights in connection with the adoption of the Amended and Restated Class E Certificate and assuming the closing of the transactions contemplated by the Class G Agreement have not yet occurred), the capital stock of the Company authorized, outstanding or reserved for issuance consists of (i) 15,000,000 shares of Common Stock, of which 1,548,427 shares are issued and outstanding, (ii) 3,000,000 shares of Class A Convertible Preferred Stock ("Class A Preferred Stock"), of which 2,810,000 shares are issued and outstanding, (iii) 1,180,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock"), of which 460,000 shares are issued and outstanding,
(iv) 1,022,222 shares of Class D Convertible Preferred Stock ("Class D Preferred Stock"), of which 1,022,222 shares are issued and outstanding, (v) 2,596,491 shares of Class E Preferred Stock of which 2,596,491 shares are issued and outstanding, (vi) 1,425,457 shares of Class F Preferred Stock of which 1,425,457 shares are issued and outstanding (vi) 3,720,901 shares of preferred stock, undesignated as to class or series, (vii) 1,408,893 shares of Common Stock are reserved for

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issuance pursuant to employee stock options granted pursuant to the Company's stock option plans and 470,464 shares of Common Stock are reserved for issuance for future grants of employee stock options pursuant to the Company's stock option plans, (viii) 331,048 shares of Common Stock are reserved for issuance upon the exercise of any outstanding warrants of the Company and (ix) 8,373,816 shares of Common Stock have been duly reserved for issuance upon conversion of the outstanding shares of convertible preferred stock of the Company. Except as set forth in item 11 on Schedule 3.2, immediately following the Closing and the closing of the transactions contemplated by the Class G Agreement (and prior to the Company filing a certificate of cancellation for the Class F Preferred Certificate of Designation), the capital stock of the Company authorized, outstanding or reserved for issuance will be as set forth in the preceding sentence except that (i) no shares of Class F Preferred Stock will be outstanding, (ii) 2,184,550 shares of Class G Preferred Stock shall be authorized and a total of 2,184,540.49 shares of Class G Preferred Stock (together with the Class A Preferred Stock, Class B Preferred Stock and Class D Preferred Stock, the Class E Preferred Stock and the Class F Preferred Stock, collectively the "Preferred Stock") will have been issued and be outstanding,
(iii) a total of 1,536,351 shares of preferred stock will be undesignated as to class or series and (iv) a total of 9,178,109 shares of Common Stock will have been duly reserved for issuance upon conversion of the outstanding shares of Preferred Stock (including an additional 2,184,540 shares of Common Stock that will have been duly reserved for the issuance upon conversion of the Class G Preferred Stock issued pursuant to this Agreement (the "Conversion Stock")). All of the outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and nonassessable.

Except for exercise or conversion of outstanding Stock Rights set forth on
Schedule 3.2 and Stock Rights granted pursuant to existing stock option plans,
Schedule 3.2 sets forth a list of (i) all holders of equity interests in the Company on the date hereof, including the amount and kind of equity interests held by each such holder, (ii) except as set forth in item 11 on Schedule 3.2, all holders of capital stock of the Company immediately following the Closing, and the number and type of shares to be held by each, and (iii) all outstanding warrants, options, agreements, convertible securities or other Contracts (as defined in the Class G Agreement) pursuant to which the Company is or may become obligated to issue any shares of the capital stock or other securities of or other equity interests in the Company ("Stock Rights") and the holders thereof. Except as set forth in this Section 3.2 or on Schedule 3.2, there are, and immediately following the Closing there will be, no Stock Rights or other rights, including preemptive or similar rights, to purchase or otherwise acquire, or sell or otherwise transfer, or otherwise relating to, any issued or unissued shares of the capital stock of or other equity interests in the Company pursuant to any provision of Law, the Company's organizational documents, any Contract to which the Company is a party or otherwise; and, except as set forth in the Articles of Incorporation, on Schedule 3.2 or as contemplated by the Transaction Documents, the Company is not a party to, and to the Company's knowledge there is not, and immediately after the Closing, there will not be, any Contract or Encumbrance (including a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement, whether or not the Company is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of or any other equity interests in the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) or regarding the declaration or payment of dividends or other distributions upon any such shares of capital stock or other equity interests in the Company (whether

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outstanding or issuable upon conversion or exercise of outstanding securities).
Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the Transaction Documents by the parties hereto and thereto and the consummation of the transactions contemplated hereby and thereby will not trigger any anti-dilution adjustments under the terms of any equity securities disclosed or required to be disclosed pursuant to this Section 3.2. Except as set forth on Schedule 3.2 and other than under the Investor Rights Agreement, the Company has not agreed to register any of its authorized or outstanding securities under the Securities Act (as hereinafter defined). Except as set forth in item 11 on Schedule 3.2, immediately following the Closing, the shares of Common Stock issuable upon conversion of the Class G Preferred Stock issued to the Class F Investors under this Agreement will represent, in the aggregate, 11.60% of the outstanding capital stock of the Company on a Fully Diluted Basis (as defined in the Class G Agreement), and the voting power of such issued shares of Class G Preferred Stock will represent, in the aggregate, no less than 11.60% of the total number of votes able to be cast on any matter by any voting securities of the Company on a Fully Diluted Basis.

      3.3. Authorization; No Breach (a) Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement, the Class G Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, including the exchange and issuance of the Class G Preferred Stock pursuant to this Agreement, and the issuance of the Conversion Stock upon conversion of such Class G Preferred Stock, have been duly authorized by all required actions of the Company and its equity holders and will not (i) conflict with, or result in any violation of, any provision of the organizational documents of the Company or any federal, state, local or foreign law, statute, rule or regulation ("Laws") or Orders (as defined in the Class G Agreement) to which the Company is subject, (ii) conflict with, or result in any default or breach, or give rise to a right of termination, cancellation, modification or acceleration, or cause the forfeiture of any right, under, any Contract, Company Intellectual Property, Accreditation, License or Permit (each as defined in the Class G Agreement) except for conflicts, defaults, breaches, rights or forfeitures which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Class G Agreement) on the Company or (iii) require any consent to be obtained or notice to be given under any Contract, Accreditation, License or Permit except for consents and notices the lack of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (b) The Transaction Documents to which the Company is a party constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and Laws governing specific performance, injunctive relief or other equitable remedies. The Class G Preferred Stock and the Conversion Stock, when issued in compliance with the provisions of this Agreement and the Certificate of Designation, will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Subject to applicable law, the terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Class G Preferred Stock will be as stated in the Certificate of Designation.

      3.4. Consents. No consent, approval, qualification, order or authorization or acknowledgement ("Governmental Consents") of, or registration, declaration, notification, application, or filing ("Governmental Filings") with, any court, administrative agency or commission, Accrediting Body (as hereinafter defined), State Approval Agency (as hereinafter defined) or other governmental authority or instrumentality ("Governmental Entity") is required to be obtained or made in connection with the valid execution, delivery or performance by the Company of any of the Transaction Documents or the Class G Agreement or the consummation of any of the transactions contemplated thereby.

      3.5. Brokers. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

      3.6. Offering Exemption. Assuming the accuracy of the representations and warranties made in Section 4 of this Agreement, Section 3 of the Class F Agreement and Section 3 of the Class G Agreement, the offer, sale and issuance of the Class G Preferred Stock as contemplated hereby and by the Class G Agreement are, the issuance of the Common Stock upon the conversion of the Class G Preferred Stock in accordance with the terms of the Certificate of Designation will be, and all prior issuance of securities of the Company were at the time made, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise effected in compliance with all applicable federal and state securities Laws.

      SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CLASS F INVESTORS

      Subject to the provisions of Section 1.4, each of the Class F Investors severally, and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing as follows:

      4.1. Power; Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Class F Investor is a party, and the consummation of all transactions contemplated hereby and thereby have been duly authorized by all required actions on the part of the Class F Investor. Each of the Transaction Documents constitutes a valid and binding obligation of such Class F Investor enforceable against such Class F Investor in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and Laws governing specific performance, injunctive relief or other equitable remedies.

      4.2. No Breach. The execution, delivery and performance by such Class F Investor of this Agreement and the other Transaction Documents and the consummation by such Class F Investor of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the organizational or formation documents of such Class F Investor or any Law or Order to which such Class F Investor is subject or (ii) conflict with, or result in any default or breach, or give rise to a right of termination, cancellation, modification or acceleration, or cause the forfeiture of any right, under, any of its Contracts, Accreditations, Licenses or Permits.

      4.3. Investment; Securities Laws. Such Class F Investor is acquiring the Class G Preferred Stock to be acquired under this Agreement for its own account, not as a nominee or agent, for investment and not with a view to the distribution thereof (within the meaning of the Securities Act) except in compliance with all applicable federal and state securities Laws. Such Class F Investor understands that (i) the Class G Preferred Stock has not been, and the Conversion Stock will not be, registered under the Securities Act or any state securities Laws, and (ii) the Class G Preferred Stock and the Conversion Stock may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

      4.4. Accredited Investor. Such Class F Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act). The state in which such Class F Investor's principal office (or domicile, if such Class F Investor is an individual) is located is set forth in Schedule 4.4. Such Class F Investor has such knowledge and experience in financial and business matters that such Class F Investor is capable of evaluating the merits and risks of the investment to be made hereunder by such Class F Investor. Such Class F Investor has and has had access to all of the Company's material books and records and access to the Company's executive officers has been provided to such Class F Investor or to such Class F Investor's qualified agents. No Investor was formed for the purpose of this investment within the meaning of Rule 501 under the Securities Act.

      4.5. Independent Investigation and Counsel. Such Class F Investor acknowledges to the Company and to the other Class F Investors that it has had an opportunity to conduct its own independent due diligence investigation of the Company and no Class F Investor is relying on any other Class F Investor for such Class F Investor's due diligence investigation of the Company. Such Class F Investor acknowledges to the other Class F Investors that it was represented by counsel of its own choosing and no Class F Investor is relying on the counsel of the Company or any other Class F Investors for any purpose whatsoever.

      4.6 Title to Class F Preferred Stock. Such Class F Investor is the record owner of, and has, and on the Closing Date will have, record title to the shares of Class F Preferred Stock set forth next to such holder's name on Schedule 1.1 hereto, free and clear of all pledges, liens, encumbrances and adverse claims (other than pursuant to federal and state securities laws, the Board Representation Agreement and the Investor Rights Agreement).

      4.7. Investor Qualifications. (a) Since July 1, 1994, no such Class F Investor (i) has exercised Substantial Control (as that term is defined in 34 C.F. R. 668.15(f)(2)) over an institution of higher education that participates in a Title IV program (other than the Company or the School) or Third-Party Servicer (as that term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV program requirement or (ii) owes a liability for a Title IV program violation.

      (b) Since July 1, 1994, no such Class F Investor who will have the ability to direct or cause the direction of the management or policies of the School has filed for relief in bankruptcy or has had entered against it an order for relief in bankruptcy.

      (c) No such Class F Investor has pled guilty to, pled nolo contendere to or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV programs or been judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds, including but not limited to, funds disbursed pursuant to the Title IV Programs.

      (d) For purposes of this Section 4.7, the term "Class F Investor" shall mean only Equity-VII, MBO-VIII, Dain, Think, Gaylord, the Putnam entities identified in Schedule 1.1 and the Management Investors identified in Schedule
1.1. The term "Class F Investor" shall not mean or extend to general partners, partners, institutions, affiliates or individuals who have ownership interests in or who control, are controlled by or are under common control with Equity-VII, MBO-VIII, Dain, Think or Putnam.

      SECTION 5. CONDITIONS TO CLOSING OF THE CLASS F INVESTORS

      Each of Dain's, Think's and each Management Investor's obligation to consummate the Exchange at the Closing is subject to each of Putnam and the Forstmann Little Entities simultaneously consummating the Closing. Each of Forstmann Little Entities' and Putnam's obligation to consummate the Exchange at the Closing is subject to the fulfillment at or prior to the Closing of the following conditions:

      5.1. Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 shall be true and correct when made and as of the time of the Closing with the same force and effect as if made at such time, other than such representations and warranties as are expressly stated to be made as of another date, which shall be true and correct as of such date.

      5.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company at or prior to the Closing shall have been performed or complied with in all material respects.

      5.3. Compliance Certificate. The Company shall have delivered to such Class F Investor a certificate of the Company, executed by the Chief Executive Officer of the Company, dated the Closing Date, and certifying as to the fulfillment of the conditions specified in Sections 5.1 and 5.2.

      5.4. Opinion of Company's Counsel. Such Class F Investor shall have received from (a) Faegre & Benson LLP, counsel to the Company, an opinion addressed to each of the Class F Investors, dated the Closing Date, in the form set forth in Exhibit B-1 and (b) Drinker, Biddle & Reath LLP, special counsel to the Company, an opinion addressed to each of the Class F Investors, dated the Closing Date, in the form set forth in Exhibit B-2.

      5.5. Officer's Certificate. The Company shall have delivered to such Class F Investor a certificate executed by an appropriate officer of the Company dated as of the Closing Date, certifying the following matters: (a) the corporate proceedings taken by the Company's Board of Directors (the "Board") and, if required, stockholders approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (b) the Articles of Incorporation,
(c) the By-laws of the Company and (d) the Certificate of Designation and the Amended and Restated Class E Certificate.

      5.6. Second Amended and Restated Investor Rights Agreement. The Investor Rights Agreement shall have been executed by all parties thereto (other than the Forstmann Little Entities, in the case of the Forstmann Little Entities' obligation, and other than Putnam, in the case of Putnam's obligation) in the form attached hereto as Exhibit C.

      5.7. Third Amended and Restated Co-Sale and Board Representation Agreement. The Board Representation Agreement shall have been executed in the form attached hereto as Exhibit D by all parties thereto (other than the Forstmann Little Entities, in the case of the Forstmann Little Entities' obligation, and other than Putnam, in the case of Putnam's obligation).

      5.8. Registration Rights Amendment. Amendment No. 3 to the Registration Rights Agreement, dated as of June 16, 1998, by and among the Company and NCS Pearson, Inc., as successor to National Computer Systems, Inc. (the "Registration Rights Amendment") shall have been executed by all required parties substantially in the form attached hereto as Exhibit E.

      5.9. 1998 Warrant Amendment. Amendment No. 3 to the Warrant to purchase Common Stock of the Company issued on June 16, 1998 to Legg Mason Wood Walker, Incorporated (the "1998 Warrant Amendment") shall have been executed by all required parties substantially in the form attached hereto as Exhibit F.

      5.10. 2000 Warrant Amendment. Amendment No. 2 to the Warrant to purchase Common Stock of the Company issued on May 11, 2000 to Legg Mason Wood Walker, Incorporated (the "2000 Warrant Amendment") shall have been executed by all required parties substantially in the form attached hereto as Exhibit G.

      5.11 Adoption of the Class G Certificate of Designation. The Certificate of Designation shall have been approved by the Board, approved, as required, by the shareholders of the Company, and filed with the Secretary of State of Minnesota in the form attached hereto as Exhibit A.

      5.12 Amendment to the Class E Certificate of Designation. The Amended and Restated Class E Certificate shall have been approved by the Board, approved, as required, by the shareholders of the Company, and filed with the Secretary of State of Minnesota in the form attached hereto as Exhibit H.

      5.13. Simultaneous Closing. Putnam, Dain, Think and the Management Investors shall simultaneously be consummating the Closing and the Class G Investors shall simultaneously be consummating the closing contemplated by the Class G Agreement.

      5.14 Class G Agreement. None of the provisions, terms or conditions of the Class G Agreement in the form attached hereto as Exhibit I shall have been amended, modified, waived, terminated or otherwise altered in any respect without the consent of the Forstmann Little Entities and Putnam.

      SECTION 6. CONDITIONS TO CLOSING OF THE COMPANY

      The Company's obligation to consummate the Exchange at the Closing is subject to the fulfillment at or prior to the Closing of the following conditions:

      6.1. Representations and Warranties Correct. The representations and warranties made by the Class F Investors in Section 4 of this Agreement shall be true and correct in all material respects as of the time of Closing with the same force and effect as if made as of such time, other than such representations and warranties as are expressly stated to be made as of another date which shall be true and correct in all material respects as of such date.

      6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Class F Investors at or prior to the Closing shall have been performed or complied with in all material respects.

      6.3. Intentionally Omitted.

      6.4. Consents. The 1998 Warrant Amendment, 2000 Warrant Amendment and the Registration Rights Amendment shall have been executed by all required parties (other than the Company).

      6.5. Shareholder Approval. The Certificate of Designation and the Amended and Restated Class E Certificate shall have received all requisite approval of the shareholders of the Company.

      6.6 Second Amended and Restated Investor Rights Agreement. The Investor Rights Agreement shall have been executed in the form attached hereto as Exhibit C by the parties thereto (other than the Company).

      6.7 Third Amended and Restated Co-Sale and Board Representation Agreement. The Board Representation Agreement shall have been executed in the form attached hereto as Exhibit D by the parties thereto (other than the Company).

      6.8 Simultaneous Closing. Each of the Class F Investors shall simultaneously be consummating the Closing and the Class G Investors shall be simultaneously consummating the Closing contemplated by the Class G Agreement.

      SECTION 7. TERMINATION

      7.1. Termination. This Agreement may be terminated and the Exchange contemplated hereby may be abandoned at any time prior to the Closing Date:

      (a) by mutual written consent of Equity-VII, MBO-VIII, Putnam and the Company;

      (b) by any of Equity-VII, MBO-VIII, Putnam or the Company, by giving written notice to the other parties hereto, if any Governmental Entity with jurisdiction over such matters shall have issued an Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the provisions of this Section 7 shall not be available to the Company, MBO-VIII, Equity-VII or Putnam unless the Company or such investors, as the case may be, shall have used their reasonable best efforts to oppose any such Order or to have such Order vacated or made inapplicable to the transactions contemplated by this Agreement;

      (c) by any of Equity-VII, MBO-VIII, Putnam or the Company, by giving written notice to the other parties, if the Closing shall not have occurred on or prior to February 14, 2003, provided that the terminating party is not in material breach of its obligations under this Agreement; or

      (d) by Equity-VII, MBO-VIII, Putnam or the Company, by giving written notice to the other parties, if the Class G Agreement is terminated in accordance with its terms.

      7.2. Effect on Obligations. Termination of this Agreement pursuant to this
Section 7 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 8.1, 8.2, 8.9 and 8.12; provided, however, that nothing herein shall relieve the defaulting or breaching party from any liability to the other party hereto.

      SECTION 8. MISCELLANEOUS

      8.1. Survival. All representations and warranties hereunder shall survive the Closing until the end of the 18th month following the Closing, and shall in no way be affected by any knowledge possessed by, or investigation of the subject matter thereof made by or on behalf of, the Class F Investors, provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3(b), 4.1, 4.3, 4.4 and 4.6 shall survive indefinitely. All statements contained in any Transaction Document shall constitute representations and warranties by the Company under this Agreement. All covenants and agreements contained herein shall survive indefinitely until performed in accordance with their terms.

      8.2. Indemnification. (a) The Company shall indemnify, defend and hold harmless each Class F Investor, its affiliates, and each of their respective officers, directors, partners (and the partners of such partners), managing directors, employees, agents, advisors, consultants, representatives, successors and assigns (including any transferee of Class G Preferred Stock or Conversion Stock) from and against all Losses (as hereinafter defined) incurred or suffered by any of the foregoing (whether incurred or suffered directly or indirectly through ownership of Conversion Stock or Class G Preferred Stock) arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by the Company in this Agreement or in any of the Transaction Documents, and (ii) any breach of any of the covenants or agreements made by the Company in this Agreement or in any of the Transaction Documents. Each Class F Investor shall, severally and not jointly, indemnify, defend and hold harmless the Company, its affiliates, and each of their respective officers, directors, employees, agents, advisors, consultants, representatives, successors and assigns against all Losses arising from the breach of any of the representations, warranties, covenants or agreements made by such Class F Investor in this Agreement or in any of the Transaction Documents or in any certificate or instrument delivered pursuant to Section 6.

      (b) For purposes hereof, "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, actual and punitive damages, charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation and fees, expenses and disbursements of counsel, consultants and other experts), but excluding consequential damages. Any payment by the Company to any Class F Investor pursuant to this Section 8.2 shall be treated for all income Tax (as defined in the Class G Agreement) purposes as an adjustment to the price paid by such Class F Investor for the Class F Preferred Stock pursuant to the Class F Agreement.

      (c) Each of the representations and warranties that contains any "Material Adverse Effect," "in all material respects," or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no "Material Adverse Effect," "in all material respects," or other materiality (or correlative meaning) qualifications for purposes of determining the amount of Losses under this Section 8.2, but not the accuracy of any representation or warranty.

      (d) Any claim for indemnification pursuant to this Section 8.2 must be made before the expiration of the survival periods set forth in Section 8.1. No party shall be entitled to indemnification against a Loss arising from the breach of any representations or warranties of any other party unless the party seeking indemnification (the "indemnified party") shall have given to the party from whom indemnification is sought (the "indemnifying party") a claim notice relating to such Loss (a "Claim Notice") prior to expiration of the representation or warranty upon which the claim is based. The written Claim Notice shall be given reasonably promptly after the indemnified party becomes aware of the facts indicating that a claim for indemnification may be warranted, and shall state in reasonable detail (to the extent known) the nature of the claim. The failure of any indemnified party to give a Claim Notice shall not relieve the indemnifying party of its obligations under this Section 8.2, except to the extent that the indemnifying party is actually materially prejudiced by failure to give such Claim Notice. The indemnifying party may, through counsel of its own choosing and reasonably satisfactory to the indemnified party, assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be (a) entitled to participate in any such claim with counsel of its own choice but at its own expense and (b) shall be entitled to participate in any such claim with counsel of its own choice at the expense of the indemnifying party if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct. In any event, if the indemnifying party disputes the claim or otherwise fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party, the indemnified party may assume such defense or other indemnification obligation and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Section 8.2 if and upon determination of an indemnifying party's obligation therefor. The indemnifying party shall not, without the written consent of the indemnified party, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation (as defined in the Class G Agreement) or claim in respect of which indemnification may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) or consent to the entry of any judgment (i) which does not, to the extent that an indemnified party may have any liability with respect to such action or claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action or claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, or (iii) in any manner that involves any injunctive relief against the indemnified party or may materially and adversely affect the indemnified party. The indemnified party may not compromise or settle any claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted is equitable relief for which the indemnifying party would have no liability or to which the indemnifying party would not be subject.

      8.3. Expenses. At the Closing, the Company shall pay, or reimburse the Forstmann Little Entities and Putnam for, all reasonable costs and expenses incurred by such Class F Investors in connection with the negotiation, execution, delivery, performance and consummation of this Agreement, the Prior Agreement (as defined in the Class G Agreement) and the transactions contemplated hereby and thereby. The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby and thereby.

      8.4. Delays or Omissions; Remedies. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any shares of Class G Preferred Stock or shares of Conversion Stock upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any shares of Class G Preferred Stock or shares of Conversion Stock with respect to any breach or default under this Agreement, or any waiver on the part of any holder of shares of Class G Preferred Stock or shares of Conversion Stock of any provisions or conditions of this Agreement, must be in writing signed by such holder and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any holder of shares of Class G Preferred Stock or shares of Conversion Stock, shall be cumulative and not alternative, and any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

      8.5. Further Assurances. At any time or from time to time after the Closing, each party hereto agrees to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder and thereunder.

      8.6. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and each of the Class F Investors and the respective successors, assigns, heirs and personal representatives of the Company and each of the Class F Investors. The Company may assign its rights or obligations under this Agreement to any successor by merger, purchase, consolidation or otherwise of the Company, provided that such successor becomes a signatory to this Agreement. Prior to the Closing, the Class F Investors may not assign their right or obligation under this Agreement to acquire shares of Class G Preferred Stock. The Company acknowledges that, after the Closing, subject to compliance with applicable securities Laws and the applicable provisions of this Agreement and the other Transaction Documents, any of the Class F Investors may transfer all or part of the securities acquired by it hereunder and may, in its discretion, assign all or part of its rights and obligations under this Agreement to a transferee of such securities.

      8.7 Publicity. No public release or announcement or other disclosure concerning the transactions contemplated hereby and by the Transaction Documents or the terms hereof and thereof shall be made by the Company, without the prior consent of Putnam and Equity-VII and MBO-VIII (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Company shall use its best efforts to give notice to and consult with Putnam and Equity-VII and MBO-VIII in advance of such issuance.

      8.8. Entire Agreement. This Agreement, the Class F Agreement and the Transaction Documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements, understandings or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

      8.9. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with a confirmatory copy sent by a different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                           (i)   if to the Company, to:

                                 Capella Education Company
                                 222 South Ninth Street, 20th Floor
                                 Minneapolis, Minnesota 55402
                                 Telecopy: (612) 339-8022
                                 Attention: Chief Executive Officer
                                 with a copy to:

                                 Faegre & Benson LLP
                                 2200 Wells Fargo Center
                                 90 South Seventh Street
                                 Minneapolis, Minnesota 55402-3901
                                 Telecopy: (612) 766-1600
                                 Attention: David B. Miller, Esq.

                                 and

                           (ii)  if to Forstmann Little Entities, to:

                                 Forstmann Little & Co.
                                 767 Fifth Avenue, 44th Floor
                                 New York, New York  10153
                                 Telecopy: (212) 759-9059
                                 Attention: Gordon A. Holmes

                                 with copies to:

                                 Fried, Frank, Harris, Shriver & Jacobson
                                 One New York Plaza
                                 New York, New York  10004
                                 Telecopy: (212) 859-4000
                                 Attention: Robert C. Schwenkel, Esq.

                                 and

                           (iii) if to Putnam, to:

                                 Putnam Investment Management
                                 One Post Office Square
                                 Boston, Massachusetts  02109
                                 Telecopy: (617) 292-1625
                                 Attention: Michael DeFao

                                 with copies to:

                                 Ropes & Gray
                                 One International Place
                                 Boston, MA 02110
                                 Telecopy: (617) 951-7050
                                 Attention: Robert L. Nutt, Esq.

                                 and

                           (iv)  if to Management Investors, to:

                                 Stephen Shank
                                 Capella Education Company
                                 222 South Ninth Street, 20th Floor
                                 Minneapolis, MN 55402
                                 Telecopy: (612) 339-8022

                                 and

                           (v)   if to Dain, to:

                                 DRW Venture Partners LP
                                 60 South 6th Street
                                 Minneapolis, MN 55402
                                 Attention: Amy Swaim

                                 and

                           (vi)  if to Think, to:

                                 c/o ThinkEquity Holdings LLC
                                 222 South Ninth Street, Suite 2800
                                 Minneapolis, MN 55402
                                 Attn: Board of Managers

                                 and

                           (vii) if to Gaylord IRA:

                                 USB Piper Jaffray as Custodian FBO
                                 Joseph Gaylord IRA Account #36086299
                                 800 Nicollet Mall
                                 J10 100 01
                                 Minneapolis, MN 55402
                                 Telecopy: (612) 303-6194
                                 Attn: Gary Petrucci

                                 and

                           (vii) if to Weiss IRA:

                                 USB Piper Jaffray as Custodian FBO
                                 Stephen J. Weiss IRA Account #82694368
                                 800 Nicollet Mall
                                 J10 100 01

                                 Minneapolis, MN 55402
                                 Telecopy: (612) 303-6194
                                 Attn: Gary Petrucci

      All such notices, requests, consents and other communications shall be deemed to have been given when received.

      8.10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      8.11. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

      8.12. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to the principles of conflict of laws. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

      8.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

      8.14. Massachusetts Business Trusts. A copy of the Agreement and Declaration of Trust of each Putnam fund or series investment company (each, a "Fund"), that is a Massachusetts business trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of such Fund by the Trustees of the relevant Fund as Trustees, and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of such Fund.

      8.15. Confidentiality Agreement. Each Class F Investor agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information about the Company or Capella University, Inc. (the "School") that such Class F Investor obtains from the Company or the School pursuant to this Agreement (including the diligence in connection with, and negotiation of, this Agreement) unless (a) such information is or becomes publicly available other than as a result of a disclosure in breach of this Agreement by the Class F Investor or anyone to whom the Class F Investor transmitted such confidential information, (b) is or was known by the Class F Investor on a non-confidential basis from a source other than the Company or the School who is not known by the Class F Investor to be bound by a confidentiality agreement or other obligation of secrecy with respect to such confidential information or (c) is or was available to the Class F Investor on a non-confidential basis prior to its disclosure to such Class F Investor by the Company or the School. Notwithstanding the foregoing, information that is already in the public domain will not constitute confidential, proprietary or secret information with respect to any Investor for purposes of this Agreement. In addition, if, in the Class F Investor's good faith judgment, the Class F Investor is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process), or must, in order to defend against or assert a claim in connection with this Agreement or the Transaction Documents, disclose any confidential information, the Class F Investor agrees to provide the Company with prompt written notice so that the Company may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and, in the event that such protective order or other remedy is not timely obtained, or that the Company waives compliance with the provisions of this Agreement, the Class F Investor may, without liability under this Section 8.15, furnish that portion of the confidential information which, in the Class F Investor's good faith judgment, is required for such purpose and will exercise its best efforts, at the Company's expense, to obtain reliable assurance that confidential treatment will be accorded the confidential information. Notwithstanding the foregoing,
(A) any Class F Investor that is a legal entity may disclose summary financial information and a narrative description of the Company to its partners, stockholders or members and prospective partners and (B) any Class F Investor may disclose confidential information to its advisors, provided, in each case, that the recipients of such information have agreed to abide by the terms of this provision. Each Class F Investor acknowledges its responsibilities under federal and state securities laws with respect to trading in securities while aware of material non-public information obtained from the Company and with respect to providing such information to other persons who purchase or sell securities of the Company. The provisions of this Section 8.15 shall survive the termination of this Agreement and shall terminate with respect to any Class F Investor on the date which is two years after the date on which such Class F Investor no longer holds any shares of capital stock of the Company.

      8.16 Class F Investor Consent. The Class F Investors hereby consent to the creation and issuance of the Class G Preferred Stock, with terms as are set forth in the Certificate of Designation, and the filing of the Certificate of Designation with the Secretary of State of Minnesota.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    CAPELLA EDUCATION COMPANY

                                    By  /s/ Stephen G. Shank
                                        ----------------------------------------
                                        Its Chairman and CEO

                                    FORSTMANN LITTLE & CO.
                                    EQUITY PARTNERSHIP-VII, L.P.

                                    By: FLC XXXII PARTNERSHIP, L.P., its General
                                        Partner

                                    By  /s/
                                        ----------------------------------------
                                        A General Partner

                                    FORSTMANN LITTLE & CO.
                                    SUBORDINATED DEBT AND EQUITY
                                    MANAGEMENT BUYOUT PARTNERSHIP-VIII, L.P.

                                    By: FLC XXXIII Partnership, L.P., its
                                        General Partner

                                    By  /s/
                                        ----------------------------------------
                                        A General Partner

                                    PUTNAM OTC AND EMERGING
                                    GROWTH FUND

                                    By Putnam Investment Management, LLC

                                    By: /s/
                                        ---------------------------------------
                                           Name:
                                           Title:

                                    TH LEE, PUTNAM INVESTMENT TRUST  - TH LEE,
                                    PUTNAM EMERGING OPPORTUNITIES PORTFOLIO

                                    By TH Lee, Putnam Capital Management, LLC

                                    By: /s/
                                        ----------------------------------------
                                           Name:
                                           Title:

                                    /s/ Joshua Lewis
                                    --------------------------------------------
                                    JOSHUA LEWIS

                                    /s/ Russell Gullotti
                                    --------------------------------------------
                                    RUSSELL GULLOTTI

                                    /s/ Stephen G. Shank
                                    --------------------------------------------
                                    STEPHEN G. SHANK

                                    /s/ Stephen J. Weiss
                                    --------------------------------------------
                                    STEPHEN J. WEISS

                                    /s/ Elizabeth Rausch
                                    --------------------------------------------
                                    ELIZABETH RAUSCH

                                    /s/ Michael Offerman
                                    --------------------------------------------
                                    MICHAEL OFFERMAN

                                    /s/ Paul Schroeder
                                    --------------------------------------------
                                    PAUL SCHROEDER

                                    /s/ Joseph Gaylord
                                    --------------------------------------------
                                    JOSEPH GAYLORD

                                    DRW VENTURE PARTNERS LP

                                    By  RBC DAIN RAUSCHER CORP.
                                        Its: General Partner

                                    By: /s/ Mary Zimmer
                                        ----------------------------------------
                                        Mary Zimmer
                                        Its: Director of Finance and
                                             Administration, RBC CMS

                                    THINKEQUITY INVESTMENT
                                    PARTNERS LLC

                                    By: ThinkEquity Holdings LLC
                                             Its: Manager

                                    By: /s/ Randy Mason
                                        ----------------------------------------
                                            Name: Randy Mason
                                            Its: Representative of the Board of
                                                 Managers

                                    USB PIPER JAFFRAY AS CUSTODIAN
                                    FBO STEPHEN J. WEISS IRA
                                    ACCOUNT #82694368

                                    By: /s/ Michael D. Duffy
                                        ----------------------------------------
                                            Michael D. Duffy
                                            Its: Managing Director

                                    USB PIPER JAFFRAY AS CUSTODIAN
                                    FBO JOSEPH GAYLORD IRA
                                    ACCOUNT #36086299

                                    By: /s/ Michael D. Duffy
                                        ----------------------------------------
                                            Michael D. Duffy
                                            Its: Managing Director

                                    THE S. JOSHUA AND TERESA D. LEWIS ISSUE
                                    TRUST

                                    By:  /s/
                                        ----------------------------------------
                                            Trustee for the S. Joshua and Teresa
                                            D. Lewis Issue Trust

                                  Schedule 1.1

                                                                               SHARES OF
                                                                                CLASS F       SHARES OF CLASS G
                                                                               PREFERRED      PREFERRED STOCK TO
                                                                              STOCK TO BE       BE ISSUED IN
                               INVESTOR                                        EXCHANGED          EXCHANGE
                               --------                                       ------------    -------------------
Forstmann Little & Co. Equity Partnership-VII, L.P.                              400,298           421,536.84

Forstmann Little & Co., Subordinated Debt and Equity Management Buyout
Partnership-VIII, L.P.                                                           240,180           252,923.36

Putnam OTC and Emerging Growth Fund                                              213,493           224,820.42

TH Lee, Putnam Investment Trust - TH Lee, Putnam Emerging                        426,985           449,639.78
Opportunities Portfolio

Joshua Lewis                                                                      34,159            35,971.39

Russell Gullotti                                                                  10,000            10,530.58

Stephen G. Shank                                                                  17,079            17,985.17

USB Piper Jaffray as Custodian FBO Stephen J. Weiss IRA Account
#82694368                                                                          4,270             4,496.56

Stephen J. Weiss                                                                   8,540             8,993.11

Elizabeth Rausch                                                                   4,270             4,496.56

Michael Offerman                                                                   4,270             4,496.56

Paul Schroeder                                                                     6,405             6,744.83

USB Piper Jaffray as Custodian FBO Joseph Gaylord IRA Account #36086299            4,270             4,496.56

DRW Venture Partners LP                                                           21,349            22,481.73

ThinkEquity Investment Partners LLC                                               21,349            22,481.73

The S. Joshua and Teresa D. Lewis Issue Trust                                      8,540             8,993.11
                                                                               ---------         ------------

         Total                                                                 1,425,457         1,501,088.29
                                                                               =========         ============